Exhibit 99.1

February 17, 2026	Contact:	Roger Schrum
843-339-6018
roger.schrum@sonoco.com

Sonoco Provides Investors with Strategy and Financial Update

HARTSVLLE, S.C., U.S. – Sonoco Products Company (“Sonoco” or the “Company”) (NYSE: SON), a global leader in high-value sustainable metal and paper packaging, today hosted an Investor Day in which it provided investors with an update on its value creation strategy, financial targets and capital allocation plan, led by President and Chief Executive Officer Howard Coker and members of the senior leadership team.

2026-2028 Financial Targets and Capital Allocation Priorities

During its Investor Day, Sonoco discussed its financial targets over the next three years (2026-2028), including:

•	Achieving adjusted EBITDA of ~$1.5 billion by the end of 2028
•	Expanding adjusted EBITDA margins by approximately ~200 basis points by the end of 2028
•	Targeting cumulative Cash Flow from Operations of ~$2.5 billion (2026-2028)
•	Maintaining capital expenditures of ~4% of sales (2026 to 2028)
•	Targeting long-term net leverage to below 2.5x by the end of 2028
•	Growing capital return to shareholders including:

o	Continuing over 100 years of consecutive dividend payments
o	Future share repurchases

Key Comments from Howard Coker, President and CEO:

•	“Today, Sonoco is a simpler company, running two market leading businesses, with clearer priorities. We believe we are positioned for consistent earnings growth, strong cash flow generation, and a management team focused on executing our strategic priorities – sustainable growth, margin improvement and efficient capital allocation.”
•	“While 2025 was a strong year, we were setting the foundation for a better 2026 and beyond. We believe we are in the best position to deliver consistent earnings growth going forward.”

Comments from Paul Joachimczyk, Chief Financial Officer:

•	“Margin expansion remains one of the most important value drivers in our financial outlook, and we are approaching it with the same discipline that has underpinned our performance over the last five years. We are targeting approximately 200 basis points of margin expansion by 2028, which equates to $150 million to $200 million of incremental value. We believe this is not dependent on a single initiative or a step-change in market conditions, but rather the result of a coordinated, enterprise-wide productivity system that is already embedded in how we operate.”

North Second Street

Hartsville, S.C. 29550 USA

843/383-7794

www.sonoco.com

Replay and Presentation Information

A replay of Sonoco’s 2026 Investor Day webcast along with a presentation will be accessible on the Company’s website at www.sonoco.com.

About Sonoco

Founded in 1899, Sonoco (NYSE: SON) is a global leader in value-added, sustainable metal and paper consumer and industrial packaging. The Company had net sales of $7.5 billion in 2025 and has approximately 22,000 employees working in 265 operations in 37 countries, serving some of the world’s best-known brands. Guided by our purpose of Better Packaging. Better Life., we strive to foster a culture of innovation, collaboration and excellence to provide solutions that better serve all our stakeholders and support a more sustainable future. Sonoco was named one of the World’s Most Admired Companies by Fortune, in 2026 as well as one of America’s Most Admired and Responsible Companies by Fortune and Newsweek, and by USA TODAY’s list of America’s Climate Leaders. For more information on the Company, visit our website at www.sonoco.com.

Forward-Looking Statements

Certain statements made in this communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “achieving,” “anticipate,” “believe,” “better,” “continuing,” “drive,” “expanding,” “focus,” “forward,” “future,” “growing,” “maintaining,” “outlook,” “positioned,” “planning,” “strategy,” “strive,” “targeting,” “will,” “working,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements in this communication include, but are not limited to, statements regarding the Company’s ability to achieve its financial targets, including consistent earnings growth, continued margin expansion and improvement, and strong cash flow generation; the Company’s capital allocation plan, including its expectations regarding capital expenditures, deleveraging, and future dividends and share repurchases; the Company’s success in executing its strategic priorities and productivity system, and realizing the expected benefits related thereto; and the Company’s ability to serve stakeholders and support a more sustainable future. These forward-looking statements are made based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning the Company’s future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Risks and uncertainties include, among other things, risks related to the Company’s ability to execute on its strategy, including with respect to portfolio simplification, organizational streamlining, and capital investments, and achieve the benefits it expects therefrom, and the other risks, uncertainties and assumptions discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors”. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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